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                                                                    Exhibit 23.5


                        CONSENT OF INDEPENDENT AUDITORS

          As independent public accountants, we hereby consent to the use and incorporation by reference in this registration statement of our reports dated January 22, 1999 included in ATMI, Inc.'s Form 10-K/A for the year ended December 31, 1999 and Form 8-K/A dated July 7, 2000. We also consent to the application of our reports to the schedule included in that Form 10-K/A and Form 8-K/A labeled "Valuation and Qualifying Accounts" as of the dates and periods covered by our reports.


Rath, Anders, Dr. Wanner & Partner
Munich, September 19, 2000

/s/ Kabisch
Dipl. -Kfm. Kabisch
Vereidigter Buchprufer

/s/ Metzler
Dipl. -Kfm. Metzler
Wirtschaftsprufer